BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Final Detailed Voting Map – Ordinary and Extraordinary General Meeting Held on April 26, 2018

BRF S.A. (“BRF” or “Company”) (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction n°. 481, of December 17, 2009, hereby provides its shareholders with the final detailed voting map of the Ordinary and Extraordinary General Meeting held on April 26, 2018, which consolidates the remote votes sent directly to the Company and through custody and bookkeeping agents, and the votes delivered in person, as attached.

São Paulo, May 06, 2018.

Lorival Nogueira Luz Jr.

Global Chief Executive Officer,

Chief Financial and Investor Relations Officer

BRF S.A.
Public Held Company
Brazilian Federal Taxpayer CNPJ No 01.838.723/0001-27
Corporate Registry (NIRE) No. 42.300.034.240
ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING - 04/26/2018
FINAL DETAILED MAP

ITEM	RESOLUTIONS
1

To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017 ( 2017 Financial Year ), accompanied by the management report, explanatory notes, report of the independent auditors and opinion of the Fiscal Council, the summarized annual report, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Annex I of the Administration´s Proposal for the Ordinary and Extraordinary General Meeting ( Proposal )

2

Establish the annual global remuneration related to the 2018 financial year for the Company´s Management in the amount up to R$ 86.8 million, which covers the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions), severance benefits, variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan of the Company

3	Election of members of the Fiscal Council
3.1.	Sr. Attilio Guaspari (Sitting) / Susana Hanna Stiphan Jabra (Alternate)
3.2.	Sr. Marcus Vinicius Dias Severini (Sitting) / Marcos Tadeu Siqueira (Alternate)
3.3.	Sr. André Vicentini (Sitting) / Valdecyr Maciel Gomes (Alternate)
4.

To set an annual global compensation for the 2018 financial year for the members of the Fiscal Council in the amount up to R$745 thousand. This amount refers to the limit proposed as fixed compensation (salary or pro-labore, direct and indirect benefits and social contributions)

5.	Removal of all members of the Board of Directors.
6.	Approval of the number of 10 members to compose the Board of Directors
7.	Election of 10 sitting members to comprise the Board of Directors by means of cumulative voting
7.1.	Mr. Augusto Marques da Cruz Filho (Elected)
7.2.	Mr. Luiz Fernando Furlan (Elected)
7.3.	Ms. Flavia Buarque de Almeida (Elected)
7.4.	Mr. Pedro Pullen Parentez Filho (Elected)
7.5.	Mr. Francisco Petros Oliveira Lima Papathanasiadis (Elected)
7.6.	Mr. Walter Malieni Jr. (Elected)
7.7.	Mr. Roberto Rodrigues (Elected)
7.8.	Mr. José Luiz Osório (Elected)
7.9.	Mr. Roberto Antônio Mendes (Elected)
7.10.	Mr. Dan Ioschpe (Elected)
7.11.	Mr. Vasco Augusto Pinto da Fonseca Dias Junior (Not Elected)
7.12.	Mr. Vicente Falconi Campos (Not Elected)
8.

In case of adoption of slate-based voting system, it would be elected the slate comprised by the same candidates that were elected by means of the cumulative voting system, i.e.: (i) Pedro Pullen Parente; (ii) Augusto Marques da Cruz Filho; (iii) Dan Ioschpe; (iv) Flavia Buarque de Almeida; (v) Francisco Petros Oliveira Lima Papathanasiadis; (vi) José Luiz Osório; (vii) Luiz Fernando Furlan; (viii) Roberto Antônio Mendes; (ix) Roberto Rodrigues; e (x) Walter Malieni Jr.

9.	Election of the Chairman and Vice-Chairman of the Board of Directors (Mr. Pedro Pullen Parente - Chairman; Augusto Marques da Cruz Filho - Vice-Chairman)
10.	Amend Article 30, § 3, of the Company´s Bylaws, to provide that the meetings of the Fiscal Council shall be held periodically, according to the Internal Rules of the body.
11.	Restatement of the Company´s Bylaws.